EXHIBIT 17.1

James E. Bishop

902 Clint Moore Drive

Suite 220

Boca Raton, Florida 33487

Telephone: 561-999-9949

Mobile Telephone: 561-703-4268

Fax: 561-999-9948

January 22, 2004

President and Board of Directors

CCI Group, Inc.

C/O Daniel H. Luciano, Esq.

242A West Valley Brook Road

Califon, New Jersey 07830

Via Fax: 908-832-9601

Gentlemen:

I hereby resign from the board of directors of the company, effective immediately.

Very truly yours,

/s/ James E. Bishop

James E. Bishop